Exhibit 21

SUBSIDIARIES OF MULTI-COLOR CORPORATION

Subsidiary	Jurisdiction of Incorporation	Ownership Percentage

MCC-Batavia, LLC	Ohio	100%

MCC-Troy, LLC	Ohio	100%

MCC-Uniflex, LLC	Ohio	100%

Laser Graphic Systems, Inc.	Kentucky	100%

MCC-Dec Tech, LLC	Ohio	100%

MCC-Norway, LLC	Michigan	100%

MCC-Wisconsin, LLC	Ohio	100%

MCC-Finance, LLC	Delaware	100%

Collotype Labels USA Inc.	California	100%

Multi-Color Australia Holdings Pty Ltd	Victoria, Australia	100%

Multi-Color Australia Finance Pty Ltd	Victoria, Australia	100%

Multi-Color Australia Acquisition Pty Ltd	Victoria, Australia	100%

Multi-Color Australia LLC	Delaware	100%

Collotype International Holdings Pty Ltd	South Australia	100%

Collotype Labels Pty	South Australia	100%

Collotype BSM Pty Ltd	South Australia	100%

Collotype Labels International Pty Ltd	South Australia	100%

Collotype iPack Pty Ltd	Victoria, Australia	100%

Multi-Color (QLD) Pty Ltd	New South Wales, Australia	100%

Multi-Color (SA) Pty Ltd	Victoria, Australia	100%

Barossa Printmasters Pty Ltd	Victoria, Australia	100%

Ever-Redi Press Pty Ltd	Victoria, Australia	100%

Magnus Donners	South Australia	100%

Collotype Labels International (RSA) Pty Ltd	South Africa	100%

Collotype Labels RSA Pty Ltd	South Africa	100%

MCC Labels 1 Netherlands, BV	Netherlands	100%

MCC Labels 2 Netherlands, BV	Netherlands	100%

Multi Color Italian Holding Srl	Italy	100%

Centro Stampa Holding Srl	Italy	100%

Guidotti CentroStampa SpA	Italy	100%

Monroe Etiquette SAS	France	100%

Multi-Color Packaging Printing Co., Ltd.	China	100%

La Cromografica Sr	Italy	100%

MCC Finance 2, LLC	Delaware	100%

MCC Investments Chile Ltd	Chile	100%

Collotype Labels Chile SA	Chile	70%

Collotype Labels Argentina SA	Argentina	70%